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EXHIBIT 99(a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock
including the Associated Preferred Stock Purchase Rights

of

Facet Biotech Corporation

at
$27.00 Per Share

by

Amber Acquisition Inc.

a wholly-owned subsidiary of

Abbott Laboratories

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, APRIL 19, 2010 (THE END OF THE DAY ON MONDAY), UNLESS THE OFFER IS EXTENDED.

March 23, 2010

To Our Clients:

        Enclosed for your consideration is an offer to purchase, dated March 23, 2010 (as it may be amended or supplemented from time to time, the "Offer to Purchase"), and the related letter of transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal," and together with the Offer to Purchase, the "Offer"), relating to an offer by Amber Acquisition Inc., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Abbott Laboratories, an Illinois corporation ("Abbott"), to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Facet Common Stock"), including the associated rights to purchase shares of Series A Preferred Stock issued pursuant to the Rights Agreement, dated as of September 7, 2009, as amended by the amendments thereto dated as of December 15, 2009, December 16, 2009 and March 9, 2010, by and between Facet Biotech Corporation, a Delaware corporation ("Facet"), and Mellon Investor Services LLC (together with the Facet Common Stock, the "Shares"), of Facet, at a price of $27.00 per Share, in cash (without interest and subject to any required withholding taxes), upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal enclosed herewith. Holders of Shares whose certificates representing such Shares ("Certificates") are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary (as defined in the Offer to Purchase) prior to the expiration of the Offer, or who cannot complete the procedure for book-entry transfer prior to the expiration of the Offer, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

        We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish to have us tender on your behalf any or all of such Shares held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer to Purchase.

        Your attention is directed to the following:

  1.
  The Offer price is $27.00 per Share, in cash (without interest and subject to any required withholding taxes).

  2.
  The Offer is made for all issued and outstanding Shares.

  3.
  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 9, 2010 (as it may be amended or supplemented from time to time, the "Merger Agreement"), by and among Abbott, the Purchaser and Facet. The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware, the Purchaser will be merged with and into Facet (the "Merger"), with Facet continuing as the surviving corporation and a wholly-owned subsidiary of Abbott.

  4.
  The Facet board of directors has unanimously (i) determined that the Offer, the Merger and the Merger Agreement and the transactions contemplated by the Merger Agreement, are fair to and in the best interests of Facet and the stockholders of Facet, (ii) approved and declared advisable the Merger Agreement, the Offer and the Merger and (iii) recommended that the stockholders of Facet accept the Offer and tender their Shares to the Purchaser pursuant to the Offer and, to the extent required by applicable law, adopt the Merger Agreement.

  5.
  The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Monday, April 19, 2010 (the end of the day Monday), unless the Offer is extended.

  6.
  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer.

  7.
  There is no financing condition to the Offer. The Offer is conditioned upon, among other things, (1) the satisfaction of the Minimum Condition (as described below), (2) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (3) since March 9, 2010, no Material Adverse Effect (as defined in the Merger Agreement) having occurred. The term "Minimum Condition" is defined in Section 14—"Conditions of the Offer" of the Offer to Purchase and generally requires that the number of Shares validly tendered and not properly withdrawn prior to the expiration of the Offer, together with the number of Shares then directly or indirectly owned by Abbott or the Purchaser, represents at least a majority of all outstanding voting securities of Facet (determined on a fully diluted basis). The Offer is also subject to other conditions set forth in the Offer to Purchase. See Section 14—"Conditions of the Offer" of the Offer to Purchase.

        The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and any amendments or supplements thereto. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer, the Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort, the Purchaser cannot comply with the state statute, the Offer will not be made to, nor will the Purchaser accept tenders from or on behalf of, Facet stockholders in that state. Except as set forth above, the Offer is being made to all holders of Shares. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by Georgeson Securities Corporation, the Dealer Manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

        If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of your Shares, all such Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

Instructions with Respect to the
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
including the Associated Preferred Stock Purchase Rights

of

Facet Biotech Corporation

by

Amber Acquisition Inc.
a wholly-owned subsidiary

of

Abbott Laboratories

at
$27.00 Per Share

        The undersigned acknowledge(s) receipt of your letter enclosing the offer to purchase, dated March 23, 2010 (as it may be amended or supplemented, the "Offer to Purchase"), and the related letter of transmittal (as it may be amended or supplemented, the "Letter of Transmittal"), pursuant to an offer by Amber Acquisition Inc., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Abbott Laboratories, an Illinois corporation ("Abbott"), to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Facet Common Stock"), including the associated rights to purchase shares of Series A Preferred Stock issued pursuant to the Rights Agreement, dated September 7, 2009, as amended by the amendments thereto dated as of December 15, 2009, December 16, 2009 and March 9, 2010, by and between Facet Biotech Corporation, a Delaware corporation ("Facet"), and Mellon Investor Services, LLC (together with the Facet Common Stock, the "Shares"), of Facet, at a price of $27.00 per Share, in cash (without interest and subject to any required withholding taxes), upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

        This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal furnished to the undersigned.

Account Number:

Number of Shares to be Tendered*:

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Dated:	, 2010
SIGN HERE
Signature(s)
Print Name(s)
Address(es)
(Area Code) Telephone No.
Tax Identification or Social Security Number(s)

*
Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.

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  EXHIBIT 99(a)(1)(E)